Exhibit 10.1

TERM LOAN

AND

SECURITY AGREEMENT

BRASCAN FINANCIAL CORPORATION
(AS LENDER)

WITH

U.S. WIRELESS DATA, INC.

(AS BORROWER)

September 16, 2003

TORYS LLP
NEW YORK TORONTO

Table of Contents

                                                                                                                                                                        Page

I. DEFINITIONS	1
1.1. Accounting Terms	1
1.2. General Terms	1
1.3. Uniform Commercial Code Terms	10
1.4. Certain Matters of Construction	11
II. ADVANCES, PAYMENTS	11
2.1. Term Loan	11
2.2. Repayment of the Term Loan	11
2.3. Mandatory Prepayments	12
2.4. Use of Proceeds	12
III. INTEREST AND FEES	12
3.1. Interest	12
3.3. Computation of Interest and Fees	12
3.4. Maximum Charges	12
3.5. Increased Costs	13
3.6. Gross Up for Taxes	13
IV. COLLATERAL: GENERAL TERMS	13
4.1. Security Interest in the Collateral	13
4.2. Perfection of Security Interest	13
4.3. Disposition of Collateral	14
4.4. Preservation of Collateral	14
4.5. Ownership and Location of Collateral	14
4.6. Defense Lender's Interests	15
4.7. Books and Records	15
4.8. Financial Disclosure	15
4.9. Compliance with Laws	15
4.10. Inspection of Premises	15
4.11. Insurance	16
4.12. Failure to Pay Insurance	16
4.13. Payment of Taxes	16
4.14. Payment of Leasehold Obligations	17
4.15. Receivables	17
(a) Nature of Receivables 17
(b) Solvency of Customers 17
(c) Locations of Executive Offices of Borrower	17
(d) Collection of Receivables	17
(e) Notification of Assignment of Receivables	17
(f) Power of Lender to Act on Borrower's Behalf	18
(h) Establishment of a Lockbox Account, Dominion Account	18
4.16. Inventory	19

4.17. Maintenance of Equipment	19
4.18. Exculpation of Liability	19
4.19. Environmental Matters	19
4.20. Financing Statements	21
V. REPRESENTATIONS AND WARRANTIES	21
5.1. Authority	21
5.2. Formation and Qualification	22
5.3. Survival of Representations and Warranties	22
5.4. Tax Returns	22
5.5. Financial Statements	22
5.6. Corporate Name and Locations	22
5.7. O.S.H.A. and Environmental Compliance	23
5.8. Solvency; No Litigation, Violation, Indebtedness or Default	23
5.9. Patents, Trademarks, Copyrights and Licenses	24
5.10. Licenses and Permits	24
5.11. Default of Indebtedness	25
5.12. No Default	25
5.13. No Burdensome Restrictions	25
5.14. No Labor Disputes	25
5.15. Investment Company Act	25
5.16. Disclosure	25
5.17. Delivery of Existing Loan Documentation	25
5.18. Conflicting Agreements	25
5.19. Application of Certain Laws and Regulations	26
5.20. Business and Property of Borrower	26
5.22. Material Contracts	26
5.23. Title to Collateral; Sufficiency; Condition	26
VI. AFFIRMATIVE COVENANTS	26
6.1. Payment of Fees	26
6.2. Conduct of Business and Maintenance of Existence and Assets	26
6.3. Violations	27
6.4. Government Receivables	27
6.5. Execution of Supplemental Instruments	27
6.6. Payment of Indebtedness	27
6.7. Standards of Financial Statements	27
VII. NEGATIVE COVENANTS	28
7.1. Merger, Consolidation, Acquisition and Sale of Stock or Assets	28
7.2. Creation of Liens	28
7.3. Guarantees	28
7.4. Investments	28
7.5. Loans	28
7.6. Capital Expenditures	28
7.7. Dividends	28
7.8. Indebtedness	28
7.9. Nature of Business	29
7.10. Transactions with Affiliates	29

7.11. Leases	29
7.12. Subsidiaries	29
7.13. Fiscal Year and Accounting Changes	29
7.14. Pledge of Credit	29
7.15. Amendment of Articles of Incorporation, By-Laws, etc	29
7.16. Compliance with ERISA	29
7.17. Prepayment of Indebtedness	30
7.18. Material Contracts	30
7.19. Subordinated Note	30
7.20. Other Agreements	30
VIII. CONDITIONS PRECEDENT	30
8.1. Conditions to Initial Advance	30
8.2. Conditions to Each Advance	33
IX. INFORMATION AS TO BORROWER	34
9.1. Disclosure of Material Matters	34
9.2. Schedules	34
9.3. Environmental Reports	34
9.4. Litigation	34
9.5. Material Occurrences	35
9.6. Government Receivables	35
9.7. Annual Financial Statements	35
9.8. Quarterly Financial Statements	35
9.9. Monthly Financial Statements	36
9.10. Other Reports	36
9.11. Additional Information	36
9.12. Notice of Suits, Adverse Events	36
9.13. ERISA Notices and Requests	37
9.14. Additional Documents	37
X. EVENTS OF DEFAULT	37
XI. LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT	39
11.1. Rights and Remedies	39
11.2. Lender's Discretion	40
11.3. Setoff	40
11.4. Rights and Remedies not Exclusive	40
11.5. Allocation of Payments After Event of Default	40

XII. WAIVERS AND JUDICIAL PROCEEDINGS	41
12.1. Waiver of Notice	41
12.2. Delay	41
12.3. Jury Waiver	41
XIII. EFFECTIVE DATE AND TERMINATION	41
13.1. Term	41
13.2. Termination	42
XIV. MISCELLANEOUS	42
14.1. Governing Law	42
14.2. Entire Understanding	42
14.3. Successors and Assigns; Participations; New Lender	43
14.4. Application of Payments	43
14.5. Indemnity	43
14.6. Notice	44
14.7. Judgment Currency	45
14.8. Reliance on Oral Instructions	45
14.9. Good Faith and Fair Consideration	45
14.10. Survival	45
14.11. Severability	45
14.12. Expenses	46
14.13. Injunctive Relief	46
14.14. Consequential Damages	46
14.15. Captions	46
14.16. Counterparts; Telecopied Signatures	46
14.17. Construction	46
14.18. Confidentiality; Sharing Information	46
14.19. Publicity	47

v

TERM LOAN
AND
SECURITY AGREEMENT

     TERM LOAN AND SECURITY AGREEMENT dated as of September 16, 2003 among U.S. Wireless Data, Inc., a corporation organized under the laws of the State of Delaware ("Borrower") and Brascan Financial Corporation ("Lender").

     WHEREAS, in connection with a proposed strategic transaction between Mist Inc., an affiliate of Lender, and Borrower, Lender has agreed on terms and conditions hereinafter set forth to make loans to Borrower;

     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower and Lender hereby agree as follows:

I. DEFINITIONS.

          1.1. Accounting Terms. As used in this Agreement, the Note, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended June 30, 2002.

          1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

          “Advance” shall mean the advances under the Term Loan.

          “Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Stock having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Stock, contract or otherwise.

          “Agreement” shall mean this Term Loan and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          “Base Rate” shall mean seven and one-half percent (7.50%) per annum, compounded monthly.

          “Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

          “Borrower’s Business” means the business of providing wireless transaction delivery and gateway services, wireless telemetric data and data mining services to merchants and payment processors.

          “Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

          “Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York or Toronto, Ontario.

          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

          “Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Borrower to any Person (other than Lender, Mist or any Affiliate of any of them) or (b) any merger or consolidation of or with Borrower or sale of all or substantially all of the property or assets of Borrower. For purposes of this definition, “control of Borrower” shall mean the power, direct or indirect (x) to vote 50% or more of the securities having ordinary voting power for the election of directors of Borrower or (y) to direct or cause the direction of the management and policies of Borrower by contract or otherwise.

          “Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

          “Closing Date” shall mean September 16, 2003 or such other date as may be agreed to by the parties hereto.

          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

          “Collateral” shall mean all of Borrower’s right, title and interest in and to all real and personal property, including:

                    (a) all Receivables;

                    (b) all Equipment;

                    (c) all General Intangibles;

                    (d) all inventory;

                    (e) all Investment Property;

                    (f) all Real Property;

                    (g) the Leasehold Interests;

                    (h) all of Borrower's right, title and interest in and to (i) its goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit, letter of credit rights, and money, securities and investment property; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by Borrower, all real and personal property of third parties in which Borrower has been granted a Lien as security for the payment or enforcement of Receivables; and (viii) any other goods, personal property or real property now owned or hereafter acquired in which Borrower has expressly granted a Lien or may in the future grant a Lien to Lender hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Lender and Borrower;

                    (i) all of Borrower's ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g) or (h) of this Paragraph; and

                    (j) all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h) and (i) in whatever form, including, but not limited to cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

          “Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third Persons, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, the Platinum Funding Documentation, including, without limitation, any consents required under all applicable federal, state or other applicable law.

          “Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

          “Copyrights” shall mean any United States or foreign copyright owned by Borrower now or hereafter, including any registration of any copyrights in the United States Copyright Office or the equivalent thereof in any foreign country, as well as any application for a United States or foreign copyright registration now or hereafter made with the United States Copyright Office or the equivalent thereof in any foreign jurisdiction by Borrower, as will as any unregistered copyrights used by Borrower.

          “Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

          “Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

          “Default Rate” shall have the meaning set forth in Section 3.1 hereof.

          “Demand Note” shall mean that certain $300,000 Secured Demand Grid Note dated as of August 29, 2003 made by Borrower for the benefit of Lender.

          “Documents” shall have the meaning set forth in Section 8.1(c) hereof.

          “Dollar” and the sign “$” shall mean lawful money of the United States of America.

          “Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

          “Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders, Permits, approvals and directives of federal, state and local governmental agencies and authorities with respect thereto. Without limiting the generality of the foregoing, “Environmental Law” shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations: the Occupational Safety and Health Administration, Comprehensive Environmental Response, Compensation and Liability Act, the Resource, Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the National Environmental Policy Act, the Federal Power Act and comparable state, local and other Laws.

          “Environmental Reports” means all environmental site assessments, environmental impact statements, environmental audits, and other documents in the possession, custody or control of Borrower that relate or pertain to the Real Property or Borrower’s Business.

          “Equipment” shall mean and include all of Borrower’s goods whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

          “Event of Default” shall mean the occurrence of any of the events set forth in Article X hereof.

          "Existing Lender" shall mean Platinum Funding Corp.

          “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          “General Intangibles” shall mean and include all of Borrower’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, causes of action, corporate or other business records, controls and contract rights, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

          “Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

          “Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

          “Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

          “Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

          “Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and (including, without limitation, any contingent earn-out or similar payments) all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

          “Investment Property” shall mean and include all of Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

          “Leasehold Interests” shall mean all of Borrower’s right, title and interest in and to any and all real property now or hereafter leased by Borrower.

          “Legal Requirements” shall mean all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, variances, consents, approvals, directions and requirements of, and agreements with, all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Real Property, or to any of the adjoining vaults, sidewalks, streets or ways, or to any use or condition of the Real Property.

          “Lender” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Lender.

          “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

          “Marks” shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held or hereafter acquired by Borrower, including any registration or application for registration of any trademarks and service marks now held or hereafter acquired by Borrower, which are registered in the United States Patent and Trademark Office or the equivalent thereof in any State of the United States or in any foreign country, as well as any unregistered marks used by Borrower, and any trade dress including logos, designs, company names, business names, fictitious business names and other business identifiers used by Borrower in the United States or any foreign country.

          “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrower, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Lender’s Liens on the Collateral or the priority of any such Lien, or (d) the practical realization of the benefits of Lender’s rights and remedies under this Agreement and the Other Documents.

          “Material Contracts” shall mean and include all of the following contracts, each of which is listed on Schedule 1.2 hereof:

               (a) each agreement for the purchase of personal property with any supplier to Borrower or for the furnishing of services to Borrower under the terms of which Borrower: (1) is required to pay more than $100,000 in the aggregate during the calendar year ending December 31, 2003 or (2) is required to pay more than $250,000 in the aggregate over the remaining term of such agreement;

               (b) each agreement for the sale of personal property by Borrower or for the furnishing of services by Borrower under the terms of which Borrower: (1) is to receive more than $100,000 in the aggregate during the calendar year ending December 31, 2003 or (2) is to receive more than $250,000 in the aggregate over the remaining term of such agreement;

               (c) all employment and management agreements and agreements with independent contractors or consultants under the terms of which Borrower: (1) is required to pay more than $150,000 in the aggregate during any calendar year;

               (d) each Leasehold Interest under the terms of which Borrower: (1) is required to pay more than $100,000 in the aggregate during the calendar year ending December 31, 2003 or (2) is required to pay more than $250,000 in the aggregate over the remaining term of the lease;

               (e) all collective bargaining agreements; and

               (f) any contract which, if terminated or breached by either party, could have a Material Adverse Effect.

          “Maturity Date” shall mean the last day of the Term.

          "Mist" shall mean Mist Inc., an Ontario corporation.

          “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

          “Note” shall mean the Term Note.

          “NXT” shall mean UNS Corporation, a Delaware corporation.

          “Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender or to any other direct or indirect subsidiary or affiliate of Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including, without limitation, this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Lender and Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Lender to perform acts or refrain from taking any action.

          “Other Documents” shall mean the Note, the Subordination Agreement, the Questionnaire and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower and/or delivered to Lender in respect of the transactions contemplated by this Agreement.

          “Patents” shall mean any United States or foreign patent to which Borrower now or hereafter has title and any divisions or continuations thereof, as well as any application for a United States or foreign patent now or hereafter made by Borrower.

          "Payment Office" shall mean initially Brascan Financial Corporation, BCE Place, 181 Bay Street, Suite 300, P.O. Box 771, Toronto, Ontario M5J 2T3, Attention: Mr. Benjamin M. Vaughan; thereafter, such other office of Lender, which it may designate by notice to Borrower to be the Payment Office.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation.

          “Permits” means all licenses, authorizations, certificates (including certificates of occupancy), variances, consents, approvals, and other permits (including, without limitation, building permits, environmental permits, land-use permits, utility permits, and water or marine or harbor rights or permits) necessary or appropriate to permit the proper construction, reconstruction, alteration, addition, improvement, repair, restoration, use, development, marketing, sale, leasing, occupancy, operation and management of the Real Property or any of the Collateral under all Legal Requirements or otherwise.

          “Permitted Encumbrances” shall mean (a) Liens in favor of Lender; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Lender or the value of the assets in which Lender has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower’s business; (e) judgment Liens that have been stayed or bonded and mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of Borrower’s business with respect to obligations which are not due or which are being contested in good faith by the applicable Borrower; and (f) Liens created by the Platinum Funding Documentation as in effect on the date hereof, solely to the extent such Platinum Funding Documentation is delivered to Lender in accordance with Section 8.1(m) hereof.

          “Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

          “Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

          “Platinum Funding Documentation” shall mean the Subordination Agreement by and between Platinum Funding Corp. and Lender dated the date hereof, the Factoring Agreement by and between Borrower and Platinum Funding Corp. dated as of May 14, 2003, the Security Agreement by and between Borrower and Platinum Funding Corp. dated as of May 14, 2003, the Purchase and Sale Agreement dated August 18, 2003, together with all other documents and agreements executed in connection therewith.

          “Questionnaire” shall mean the Documentation Information Questionnaire and the responses thereto provided by Borrower and delivered to Lender.

          “Real Property” shall mean all of Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto.

          “Receivables” shall mean and include, as to Borrower, all of Borrower’s accounts, contract rights, instruments (including those evidencing Indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables, and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of any inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Lender hereunder.

          “Releases” shall have the meaning set forth in Section 5.7(c)(i) hereof.

          “Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

          “Stock” shall mean all shares, options, warrants, general or limited partnership interests, member interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or other entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

          “Subordination Agreement” shall mean the Collateral Sharing Agreement dated as of September 16, 2003 between Lender and Existing Lender.

          “Subsidiary” shall mean, with respect to any Person, a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

          “Subsidiary Stock” shall mean all of the outstanding Stock of any Subsidiary owned by Borrower (not to exceed 66% of the Stock of any Foreign Subsidiary).

          “Term” shall have the meaning set forth in Section 13.1 hereof.

          “Term Loan” shall mean the Advances made pursuant to Section 2.1 hereof.

          “Term Note” shall mean the promissory notes described in Section 2.1 hereof.

          “Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

          “Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

          “Transferee” shall have the meaning set forth in Section 14.3(b) hereof.

     “Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

          “Varilease Agreement” shall mean the Master Lease Agreement dated as of July 28, 1999, between Borrower and Cellgate Technologies, Inc., as amended by the First Lease Amendment dated October 24, 2002 and further amended by the Second Lease Agreement dated July 8, 2003.

          “Warrant Documentation” shall mean the Warrant Certificate dated the date hereof between Borrower and Lender, the Registration Rights Agreement dated the date hereof between Borrower and Lender, and any related document.

     1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Delaware (the “Uniform Commercial Code”) from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

     1.4. Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation.” All references to “shall” and “will” are intended to have the same meaning. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II. ADVANCES, PAYMENTS.

     2.1. Term Loan. Subject to the terms and conditions of this Agreement, Lender will make a Term Loan to Borrower in the amount of up to $2,750,000, of which $840,000 shall be advanced on the Closing Date and the remaining amount shall be made available from time to time as agreed by Borrower and Lender. The Advances shall be, with respect to principal, payable in full on the Maturity Date, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement and shall be evidenced by a secured promissory note (the “Term Note”) in substantially the form attached hereto as Exhibit 2.1.

     2.2. Repayment of the Term Loan.

          (a) The Term Loan shall be due and payable as provided in Section 2.1 hereof and in the Term Note, subject to mandatory prepayments as herein provided.

          (b) All payments (including prepayments) of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Lender at the Payment Office not later than 1:00 P.M. (New York Time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Lender.

          (c) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

          (d) Upon at least two Business Days’ prior written notice (or telephonic notice confirmed in writing) to Lender (which notice shall be deemed to be given on a certain day only if given before 11:00 A.M. (New York time), Borrower shall have the right, without premium or penalty, to repay the outstanding principal and interest amount of the Term Loan before the Maturity Date; provided that Borrower may not redraw any amount repaid.

     2.3. Mandatory Prepayments. Subject to Sections 7.1 and 7.8 hereof, 100% of the proceeds of any debt or equity financing (or series of financings) (other than pursuant to the Platinum Funding Documentation) with respect to Borrower shall be used to repay outstanding principal under the Term Note (less the reasonable costs of such transaction), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Lender. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied first to any past due interest payments and second to the outstanding principal of the Term Loan.

     2.4. Use of Proceeds. Borrower shall apply the proceeds of the Advances made hereunder (a) to repay the Demand Note and (b) to fund working capital needs; such working capital needs shall be documented in form and substance reasonably acceptable to Lender.

III. INTEREST AND FEES.

     3.1. Interest. Interest on the outstanding principal balance of the Term Loan shall be payable in arrears on the twenty-eighth day of each calendar month at the Base Rate commencing March 28, 2004. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the Base Rate plus ten (10%) percent per annum (the “Default Rate”).

     3.2. Computation of Interest. Interest hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Base Rate during such extension.

     3.3. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

     3.4. Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by Lender (for purposes of this Section 3.4, the term “Lender” shall include any corporation controlling Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

          (a) subject Lender to any tax (other than income tax) of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Lender by the jurisdiction in which it maintains its principal office);

          (b) impose on Lender any other condition with respect to this Agreement or any Other Document; and the result of any of the foregoing is to increase the cost to Lender of maintaining its Advances hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of the Advances by an amount that Lender deems to be material, then, in any case Borrower shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or reduction, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

     3.5. Gross Up for Taxes. If Borrower shall be required by applicable law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents, (a) the sum payable to Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

IV. COLLATERAL: GENERAL TERMS

     4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Lender of the Obligations, Borrower hereby assigns, pledges and grants to Lender a continuing security interest in and to and lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Lender’s security interest and shall cause its financial statements to reflect such security interest. Borrower shall promptly provide Lender with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, Borrower shall be deemed to hereby grant to Lender a security interest and lien in and to such commercial tort claims and all proceeds thereof.

     4.2. Perfection of Security Interest. Borrower shall take all action that may be necessary or desirable, or that Lender may request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s security interest in and lien on the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords’ or mortgagees’ lien waivers, (iii) entering into warehousing, lockbox and other custodial arrangements satisfactory to Lender, and (iv) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest under the Uniform Commercial Code or other applicable law. Lender is hereby authorized to file financing statements signed by Lender instead of Borrower in accordance with the Uniform Commercial Code as adopted in the State of Delaware from time to time. By its signature hereto, Borrower hereby authorizes Lender to file against Borrower, one or more financing, continuation, or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Lender to the extent necessary or desirable to perfect its security interest in the Collateral. All charges, expenses and fees Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be paid to Lender.

     4.3. Disposition of Collateral. Borrower will safeguard and protect all Collateral for Lender’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of inventory in the ordinary course of business and (b) the disposition or transfer of obsolete and worn-out Equipment in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $100,000 and only to the extent that the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Lender’s first priority security interest.

     4.4. Preservation of Collateral. In addition to the rights and remedies set forth in Section 11.1 hereof, Lender: (a) upon the occurrence, and during the continuance, of a Default, may at any time take such steps as Lender deems necessary to protect Lender’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Lender may deem appropriate; (b) may employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Lender’s interests in the Collateral; (c) may lease warehouse facilities to which Lender may move all or part of the Collateral; (d) may use Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property. Borrower shall cooperate fully with all of Lender’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Lender may reasonably direct. All of Lender’s reasonable expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be paid to Lender immediately upon demand.

     4.5. Ownership and Location of Collateral.

          (a) With respect to the Collateral, at the time the Collateral becomes subject to Lender’s security interest: (i) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest, except for Permitted Encumbrances, in each and every item of the Collateral to Lender; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by Borrower or delivered to Lender in connection with this Agreement shall be true and correct in all respects; and (iii) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same.

     (b) Borrower’s Equipment and inventory shall be located as set forth on Schedule 4.5 and, without the prior written consent of Lender, Borrower shall not open any new office or place of business and inventory and Equipment shall not be removed from such locations or stored at new locations except with respect to the sale of inventory in the ordinary course of business.

     4.6. Defense of Lender’s Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Lender’s interests in the Collateral shall continue in full force and effect. During such period Borrower shall not, without Lender’s prior written consent, pledge, sell, assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrower shall defend Lender’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Lender for payment of all Obligations as required under this Agreement and a failure of Borrower to pay, Lender shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Lender exercises this right to take possession of the Collateral, Borrower shall, upon demand and to the greatest extent possible, assemble it in the best manner possible and make it available to Lender at a place reasonably convenient to Lender. In addition, with respect to all Collateral, Lender shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Borrower shall, and Lender may, at its option, in the event of Default, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, inventory, documents or instruments in which Lender holds a security interest to deliver same to Lender and/or subject to Lender’s order and if they shall come into Borrower’s possession, they, and each of them, shall be held by Borrower in trust as Lender’s trustee, and Borrower will immediately deliver them to Lender in their original form together with any necessary endorsement.

     4.7. Books and Records. Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including, without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

     4.8. Financial Disclosure. Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Lender copies of any of Borrower’s financial statements, trial balances, work papers, or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Lender any information such accountants and auditors may have concerning Borrower’s financial status and business operations. Borrower hereby authorizes all Governmental Bodies to furnish to Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; however, Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants, auditors or Governmental Bodies.

     4.9. Compliance with Laws. Borrower shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to its Collateral or any part thereof or to the operation of Borrower’s business, in any case, the non-compliance with which could reasonably be expected to have a Material Adverse Effect on Borrower. The assets of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrower so that such insurance shall remain in full force and effect.

     4.10. Inspection of Premises. At all reasonable times, upon reasonable advance notice to Borrower, Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower’s business. Lender and its agents may enter upon any of Borrower’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower’s business.

     4.11. Insurance. The assets and properties of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of Borrower so that such insurance shall remain in full force and effect. Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrower’s own cost and expense in amounts and with carriers acceptable to Lender, Borrower shall (a) keep all its insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower’s including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (f) furnish Lender with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Lender, naming Lender as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Lender, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Lender. In the event of any loss thereunder, the carriers named therein hereby are directed by Lender and the applicable Borrower to make payment for such loss to Lender and not to Borrower and Lender jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Lender jointly, Lender may, and is hereby authorized to, endorse Borrower’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (c) above. All loss recoveries received by Lender upon any such insurance may be applied to the Obligations, in such order as Lender in its sole discretion shall determine. Any surplus shall be paid by Lender to Borrower or applied as may be otherwise required by law.

     4.12. Failure to Pay Insurance. If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Lender, if Lender so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower, and such expenses so paid shall be part of the Obligations and shall be paid by Borrower to Lender, on demand.

     4.13. Payment of Taxes. Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between Borrower and Lender which Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Lender’s opinion, may possibly create a valid Lien on the Collateral, Lender may without notice to Borrower pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Lender harmless in respect thereof. Borrower shall have the right to pursue any claims for refunds, abatements, or other reductions in the taxes described above, provided it diligently pursues such claims to conclusion and sets aside adequate reserves in connection with the taxes in dispute.

     4.14. Payment of Leasehold Obligations. Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Lender’s request will provide evidence of having done so.

     4.15. Receivables.

          (a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Lender.

          (b) Solvency of Customers. Each Customer, to the best of Borrower’s knowledge, as of the date each Receivable is created, is not insolvent and will be able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

          (c) Locations of Executive Offices of Borrower. Borrower’s chief executive office is located at the addresses set forth on Schedule 4.15(c) hereto. Until written notice is given to Lender by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

          (d) Collection of Receivables. Subject to the Platinum Funding Documentation, until Borrower’s authority to do so is terminated by Lender (which notice Lender may give at any time following the occurrence of an Event of Default or a Default or when Lender in its sole discretion deems it to be in Lender’s best interest to do so for preservation of the Collateral), Borrower will, at Borrower’s sole cost and expense, but on Lender’s behalf and for Lender’s account, collect as Lender’s property and in trust for Lender all amounts received on Receivables. Subject to the Platinum Funding Documentation, Borrower shall deposit in the Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness or, in the event a Blocked Account is no longer available, upon request, deliver such items to Lender.

          (e) Notification of Assignment of Receivables. Subject to the Platinum Funding Documentation and upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to send notice of the assignment of, and Lender’s security interest in and lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, subject to the Platinum Funding Documentation and upon the occurrence and during the continuance of any Event of Default, Lender shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Lender’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

          (f) Power of Lender to Act on Borrower’s Behalf. Subject to the Platinum Funding Documentation, Lender shall have and is hereby granted the right to receive, endorse, assign and/or deliver in the name of Lender or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Lender or Lender’s designee as Borrower’s attorney with power (i) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Lender to preserve, protect, or perfect Lender’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables upon the occurrence of an Event of Default; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Upon the occurrence and during the continuance of any Event of Default, Lender shall have the right at any time to change the address for delivery of mail addressed to Borrower to such address as Lender may designate and to receive, open and dispose of all mail addressed to Borrower.

          (g) No Liability. Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom; provided that Lender shall use reasonable efforts to correct any such error or omission. Subject to the Platinum Funding Documentation, Lender may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.

          (h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall, at the direction of Lender, be deposited by Borrower into a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) as Lender may require at any time and from time to time pursuant to an arrangement with such banks as may be selected by Borrower and be acceptable to Lender. Borrower shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Lender upon an Event of Default, either to any account maintained by Lender at said bank or by wire transfer to appropriate account(s) of Lender. All funds deposited in such Blocked Account shall become the property of Lender upon an Event of Default and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Lender does not assume any responsibility for such Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

          (i) Adjustments. Subject to the Platinum Funding Documentation, Borrower will not, without Lender’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

     4.16. Inventory. To the extent inventory held for sale or lease has been produced by Borrower, it has been and will be produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

     4.17. Maintenance of Equipment. The Equipment shall be maintained in as good operating condition and repair as the condition as of the date of this Agreement and is in accordance with the requirements of the Permits and Legal Requirements and all usual or customary replacements of and repairs thereto. Borrower shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.

     4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Lender or any Lender as Borrower’s agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral (unless the Collateral is in the possession of the Lender) wherever the same may be located and regardless of the cause thereof. Lender, whether by anything herein or in any assignment or otherwise, does not assume any of Borrower’s obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

     4.19. Environmental Matters. (a) Borrower shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance with all Environmental Laws and Permits, and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by applicable law or appropriate governmental authorities.

          (b) Borrower shall maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

          (c) Borrower shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrower shall obtain hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

          (d) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrower shall, within five (5) Business Days, give written notice of same to Lender detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Lender to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Lender with respect thereto.

          (e) Borrower shall promptly forward to Lender copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Lender until the claim is settled. Borrower shall promptly forward to Lender copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Lender to protect Lender’s security interest in the Real Property and the Collateral.

          (f) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws, Lender may, but without the obligation to do so, for the sole purpose of protecting Lender’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Lender (or such third parties as directed by Lender) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Lender and Borrower.

          (g) Promptly upon the written request of Lender from time to time, Borrower shall provide Lender, at Borrower’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Lender, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Lender. If such estimates, individually or in the aggregate, exceed $100,000, Lender shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Lender to secure payment of these costs and expenses.

          (h) Borrower shall defend and indemnify and hold Lender and its employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Lender under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, and with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of any Lender. Borrower’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

          (i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower’ right, title and interest in and to its owned and leased premises.

     4.20. Financing Statements. Except with respect to the financing statements filed by Lender and the financing statements described on Schedule 4.20, to the best of Borrower's knowledge, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V. REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants as follows:

     5.1 Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its Obligations hereunder and thereunder. This Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s by-laws, certificate of incorporation or other applicable documents relating to Borrower’s formation or to the conduct of Borrower’s Business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, including, without limitation, the Platinum Funding Documentation, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which Borrower or its property is a party or by which it may be bound, including, without limitation, under the provisions of any of the Platinum Funding Documentation. This Agreement and the Other Documents have been duly executed and delivered by Borrower, and this Agreement and the Other Documents constitute legal, valid and binding obligations of Borrower, enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights and remedies in general.

     5.2. Formation and Qualification. (a) Borrower is duly incorporated and in good standing under the laws of the states listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower has delivered to Lender true and complete copies of its certificate of incorporation and by-laws and will promptly notify Lender of any amendment or changes thereto.

          (b) Borrower has no Subsidiaries other than NXT, which is not currently engaged in any material business operations.

     5.3. Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents to which such Person is a party shall be true at the time of Borrower’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

     5.4. Tax Returns. Borrower’s federal tax identification number is set forth on Schedule 5.4. Borrower has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal, state and local income tax returns of Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ended June 30, 1999. The provision for taxes on the books of Borrower are adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

     5.5. Financial Statements. The audited balance sheet of Borrower for each of Borrower’s last two (2) fiscal years of June 30, 2001 and June 30, 2002 and the related statements of income for such fiscal years present fairly, in all material respects, the financial position of Borrower at the dates of said statements and the results of operations for the periods covered thereby in accordance with GAAP, except to the extent provided in the notes to thereto. All such financial statements have been prepared in accordance with GAAP and practices consistently applied except to the extent provided in the notes to said financial statements.

     5.6. Corporate Name and Locations. (a) Borrower has not been known by any other corporate name in the past five years and does not sell inventory or any other assets under any other name, and except as set forth on Schedule 5.6, Borrower has not been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

          (b) There is no location at which Borrower has any inventory or any other assets constituting a part of the Collateral (except for inventory in transit) other than (i) those locations listed on Schedule 4.5 hereto and (ii) any other locations in the continental United States permitted pursuant to the terms of Section 4.5(b) hereof. Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of each place of business of Borrower. Schedule 4.15(c) provides the location of the chief executive office of Borrower. Schedule 4.19 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by Borrower.

     5.7. O.S.H.A. and Environmental Compliance.

          (a) Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of all applicable Environmental Laws; and there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds, Real Property or Equipment under any such laws, rules or regulations.

          (b) Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

          (c) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under, from or within or within any Real Property or any premises leased by Borrower, except in compliance with applicable Environmental Law or as specifically disclosed in the Environmental Reports; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrower; (iii) neither the Real Property nor any premises leased by Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Borrower.

     5.8. No Litigation, Violation, Indebtedness or Default.

          (a) Except as disclosed in Schedule 5.8(a), Borrower does not have (i)  any pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect on Borrower or the Collateral (ii)  any liabilities or indebtedness for borrowed money other than the Obligations; and (iii) any Liens on any of its assets or properties other than Permitted Encumbrances.

          (b) Borrower is not in violation of any applicable, law, rule, statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect on Borrower or the Collateral, nor is Borrower in violation of any order of any court, arbitration board, tribunal or other Governmental Body.

          (c) Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(c) hereto. Except as set forth in Schedule 5.8(c), (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, to Borrower’s knowledge, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived, (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group, and (xii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

     5.9. Patents, Trademarks, Copyrights and Licenses. All Patents, Marks, Copyrights, design rights, assumed names, trade secrets and licenses owned or utilized by Borrower are valid and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such Patent, Mark, Copyright, design rights, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each Patent, patent license, Mark, trademark license, service mark license, design rights, Copyright and copyright license owned or held by Borrower and all trade secrets used by Borrower consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by Borrower (other than publicly available “shrinkwrap” software), Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.

     5.10. Licenses and Permits. Except as set forth in Schedule 5.10, Borrower (a) is in compliance with all material licenses or permits with and (b) has procured and is now in possession of, all material licenses or permits required by, any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect on Borrower.

     5.11. Default of Indebtedness. Except as set forth in Schedule 5.11, Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

     5.12. No Default. Except as disclosed on Schedule 5.11, Borrower is not currently in default in the payment or performance of any of its Material Contracts. Borrower has heretofore delivered to Lender true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject.

     5.13. No Burdensome Restrictions. Except as set forth in Schedule 5.13, Borrower is not a party to any contract or agreement the performance of which could have a Material Adverse Effect on Borrower. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

     5.14. No Labor Disputes. Borrower is not involved in any labor dispute; there are no strikes or walkouts, or union organization, of Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

     5.15. Investment Company Act. Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

     5.16. Disclosure. No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which reasonably should be known to Borrower which Borrower has not disclosed to Lender in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect on Borrower.

     5.17. Delivery of Platinum Funding Documentation. Lender has received certified, true and complete copies of the Platinum Funding Documentation (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Lender.

     5.18. Conflicting Agreements. No provision of the mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

     5.19. Application of Certain Laws and Regulations. Neither Borrower nor any Affiliate of Borrower, is subject to any law, statute, rule or regulation or Legal Requirement which regulates the incurrence of any Indebtedness, including without limitation, laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     5.20. Business and Property of Borrower. Upon and after the Closing Date, Borrower does not propose to engage in any businesses other than providing wireless transaction delivery and gateway services, wireless telemetric data and data mining services to merchants and payment processors and activities necessary to conduct the foregoing. On the Closing Date, Borrower will own or have the right to use all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower.

     5.21. Material Contracts. Borrower has previously made available to Lender true, correct and complete copies of all Material Contracts, each of which is in full force and effect and enforceable in accordance with its terms.

     5.22 Title to Collateral; Sufficiency; Condition. (a)  Borrower owns, leases or has the legal right to use all the Collateral, and Borrower has good and valid title to, or, in the case of leased or subleased Collateral, valid and subsisting leasehold interests in, all such Collateral, free and clear of Liens, except Permitted Encumbrances.

          (b) The Collateral, as a whole, together with Borrower’s assets as of the Closing Date not included in the Collateral, constitute in all material respects the assets necessary to conduct the business of Borrower conducted in a manner consistent with past practice, including, without limitation, the right to enjoy all easements and rights of way used in the conduct of Borrower’s Business or necessary for the ownership and operation of existing transmission lines of Borrower.

          (c) Each of the tangible assets comprising part of the Collateral is in good working condition, ordinary wear and tear excepted, having due regard for its age.

VI. AFFIRMATIVE COVENANTS.

     Borrower shall, until payment in full of the Obligations and termination of this Agreement:

     6.1. Payment of Fees. Pay to Lender on demand all usual and customary fees and expenses (including legal fees) which Lender incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts as provided for in Section 4.15(h).

     6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws, rules and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect on Borrower; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights and Permits and meet all Legal Requirements, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

     6.3. Violations. Promptly notify Lender in writing of any violation of any law, statute, rule, regulation, or ordinance of any Governmental Body, or of any agency thereof or Legal Requirement, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect on Borrower.

     6.4. Government Receivables. Take all steps necessary to protect Lender’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Lender appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

     6.5. Execution of Supplemental Instruments. Execute and deliver to Lender from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Lender may reasonably request, in order that the full intent of this Agreement may be carried into effect.

     6.6. Payment of Indebtedness. Pay, discharge or otherwise satisfy and perform at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal and prudent payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Lender may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lender.

     6.7. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9 and 9.10 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

     6.8. Monthly Revenues. Maintain revenues for each month in an amount equal to $380,000 divided by thirty multiplied by the number of days in such month.

     6.9. Shareholder Equity. Maintain shareholder equity of at least $2,000,000 as set forth in Borrower's balance sheet calculated in accordance with GAAP consistently applied.

     6.10. Dissolution of NXT. Cause the dissolution of NXT within ninety (90) days from the date hereof.

VII. NEGATIVE COVENANTS.

     Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement:

     7.1. Merger, Consolidation, Acquisition and Sale of Stock or Assets.

          (a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Stock of any Person (or of any Subsidiary, division or operating unit of any Person) or permit any other Person to consolidate with or merge with it.

          (b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, (including, without limitation, any Subsidiary Stock) except the sale of inventory in the ordinary course of its business.

     7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

     7.3. Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lender) except the endorsement of checks in the ordinary course of business.

     7.4. Investments. Purchase or acquire obligations or Stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

     7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Subsidiary or Affiliate other than in the ordinary course of business.

     7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including capitalized leases) in any fiscal year in an aggregate amount in excess of $250,000.

     7.7. Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrower.

     7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt and other payables incurred in the ordinary course of business to non-Affiliates) except in respect of (a) Indebtedness to Lender, (b) Indebtedness due under the Platinum Funding Documentation, as in effect on the date hereof or (c) employment compensation to employees in the ordinary course of business.

     7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

     7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions disclosed to Lender, which are in the ordinary course of business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

     7.11. Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $750,000 in any one fiscal year in the aggregate for Borrower.

     7.12. Subsidiaries.

          (a) Form any Subsidiary.

          (b) Except as set forth on Schedule 7.12(b), enter into any partnership, joint venture or similar arrangement.

     7.13. Fiscal Year and Accounting Changes. Change its fiscal year from June 30 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

     7.14. Pledge of Credit. Now or hereafter pledge Lender's credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower's business as conducted on the date of this Agreement.

     7.15. Amendment of Articles of Incorporation, By-Laws, etc. Amend, modify or waive any term or material provision of its Articles of Incorporation or By-Laws, unless required by law.

     7.16. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction,” as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency,” as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Lender of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

     7.17. Prepayment of Indebtedness. Except as required pursuant to the Varilease Amendment, at any time, directly or indirectly, prepay any Indebtedness (other than to Lender), or repurchase, redeem, retire, acquire or otherwise prepay any Indebtedness of Borrower.

     7.18. Material Contracts. (a) Fail to maintain or obtain a replacement for any Material Contract, if such failure could reasonably be expected to have a Material Adverse Effect on Borrower; or (b) enter into any material amendment, waiver or modification of any Material Contract, if such amendment, waiver or modification could reasonably be expected to have a Material Adverse Effect on Borrower.

     7.19. Subordination Agreement. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any amounts in connection with the Platinum Funding Documentation, except as expressly permitted in the Subordination Agreement.

     7.20. Subsidiaries. At any time, permit or allow any Subsidiary to engage in any material business operations of any nature.

     7.21. Other Agreements. Enter into any material amendment, waiver or modification of the Platinum Funding Documentation or any related agreements.

VIII. CONDITIONS PRECEDENT.

     8.1. Conditions to Initial Advance. The agreement of Lender to make the initial Advance requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lender, immediately prior to or concurrently with the making of such Advance, of the following conditions precedent:

          (a) Note. Lender shall have received the Note duly executed and delivered by an authorized officer of Borrower;

          (b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any Other Document, any related agreement or under law or reasonably requested by Lender to be filed, registered or recorded in order to create, in favor of Lender, a perfected security interest in and Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Lender shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

          (c) Corporate Proceedings of Borrower. Lender shall have received a copy of the resolutions in form and substance reasonably satisfactory to Lender, of the Board of Directors, authorizing (i) the execution, delivery and performance of this Agreement, the Note, and any related agreements (collectively the “Documents”) and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

          (d) Incumbency Certificates. Lender shall have received a certificate of the Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary;

          (e) Certificates. Lender shall have received a copy of the Articles or Certificate of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrower and all agreements of Borrower’s shareholders certified as accurate and complete by the Secretary of Borrower;

          (f) Good Standing Certificates. Lender shall have received good standing certificates for Borrower dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower’s jurisdiction of incorporation and each jurisdiction where the conduct of Borrower’s business activities or the ownership of its properties necessitates qualification;

          (g) Legal Opinion. Lender shall have received the executed legal opinion of Mintz Levin Cohn Ferris Glovsky & Popeo, P.C. or other counsel to be identified by Borrower in form and substance satisfactory to Lender which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents and related agreements as Lender may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Lender;

          (h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Lender, is deemed material or (B) which could, in the reasonable opinion of Lender, have a Material Adverse Effect on Borrower; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

          (i) Collateral Examination. Lender shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lender, of the General Intangibles, Real Property, Leasehold Interest and Equipment of Borrower and all books and records in connection therewith;

          (j) Fees. Lender shall have received all fees payable to Lender on or prior to the Closing Date pursuant to Article III hereof, together with all costs and expenses;

          (k) Financial Statements. Lender shall have received a copy of the financial statements referred to in Section 5.5 hereof, which shall be satisfactory in all respects to Lender;

          (l) Platinum Funding Documents. Lender shall have received final executed copies of the Platinum Funding Documentation, all Purchase and Sale Agreements with respect to which Receivables that are the subject matter thereof have not yet been fully collected by Platinum Funding Corp. and all related agreements, documents and instruments as in effect on the Closing Date all of which shall be satisfactory in form and substance to Lender;

          (m) Insurance. Lender shall have received in form and substance satisfactory to Lender, certified copies of Borrower’s casualty insurance policies, together with loss payable endorsements on Lender’s standard form of loss payee endorsement naming Lender as loss payee, and certified copies of Borrower’s liability insurance policies, together with endorsements naming Lender as a co-insured;

          (n) Warrant Documentation. Lender shall have received executed copies of the Warrant Documentation granting to Lender warrants to purchase 10,000,000 shares of common stock of Borrower at an exercise price of not more than $.15 per share in form and substance satisfactory to Lender;

          (o) Payment Instructions. Lender shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

          (p) Consents. Lender shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Lender shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Lender and its counsel shall deem necessary;

          (q) Leasehold Agreements. Lender shall have received landlord, mortgagee or warehouseman agreements with respect to all premises owned or leased by Borrower at which inventory is located, together with a collateral assignment of all leases, in each case, in form and substance satisfactory to Lender;

          (r) Other Documents. Lender shall have received the executed Other Documents, all in form and substance satisfactory to Lender;

          (s) Contract Review. Lender shall have reviewed all Material Contracts and other agreements to which Borrower is a party or is bound or which effects the business of Borrower or the Collateral including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and all such contracts and agreements shall be satisfactory in all respects to Lender;

          (t) Closing Certificate. Lender shall have received a closing certificate signed by the Chief Financial Officer, or officer performing a similar function, of Borrower and each Guarantor dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower and each Guarantor is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

          (u) Compliance with Laws. Lender shall be reasonably satisfied that Borrower is in material compliance with all Legal Requirements and pertinent federal, state, local or territorial laws, rules and regulations, including, but not limited to those with respect to EPA, OSHA, ERISA, including the terms of any Permits issued by a Governmental Body with respect to the Collateral;

          (v) Blocked Accounts. Lender shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Lender for the collection of Receivables and the proceeds of the Collateral;

          (w) Accuracy of Information. All information concerning Borrower supplied by Borrower or on its behalf to Lender is true and accurate in all material respects and the said information contains no material misstatement of fact nor does it omit a material fact which is necessary to make such information not misleading and since the date thereof, there has been no change in the business or financial condition of Borrower, and there is no fact which Borrower has not disclosed in writing to Lender which materially and adversely affects, or so far as Borrower can now reasonably foresee, will materially and adversely affect the assets, liabilities, affairs, business, prospects, operations or conditions, financial or otherwise, of Borrower or its ability to perform its obligations under this Agreement or any document contemplated herein;

          (x) No Omissions. Borrower has not withheld from Lender any information relating to the financial condition, business or prospects of Borrower which could reasonably be expected to be material to a prospective lender contemplating a loan of the size and nature contemplated in this Agreement;

          (y) Subordination Agreement. Lender shall have entered into a Subordination Agreement with Existing Lender in form and substance satisfactory to Lender in its sole discretion; and

          (z) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection herewith shall be satisfactory in form and substance to Lender and its counsel.

     8.2. Conditions to Each Advance. The agreement of Lender to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

          (a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date; and

          (b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default.

     Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWER.

     Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

     9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Lender all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, Borrower’s reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

     9.2. Schedules. Deliver to Lender on request, (a) accounts receivable agings, (b) accounts payable schedules and (c) inventory reports. In addition, Borrower will deliver to Lender at such intervals as Lender may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Lender may require including, without limitation, trial balances and test verifications. The items to be provided under this Section are to be in form satisfactory to Lender and executed by Borrower and delivered to Lender from time to time solely for Lender’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender’s Lien with respect to the Collateral.

     9.3. Environmental Reports. Furnish Lender, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrower stating, to the best of his knowledge, that Borrower is in compliance in all material respects with all federal, state and local Environmental Laws relating to environmental protection and control and occupational safety and health. To the extent Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower will implement in order to achieve full compliance.

     9.4. Litigation. Promptly notify Lender in writing of any claim, litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case materially adversely affects any of the Collateral or which could reasonably be expected to have a Material Adverse Effect on Borrower.

     9.5. Material Occurrences. Promptly notify Lender in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under the Platinum Funding Documentation; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Platinum Funding Documentation; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; (f) each and every default by Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of Borrower which could reasonably be expected to have a Material Adverse Effect on Borrower; in each case describing the nature thereof and the action Borrower propose to take with respect thereto.

     9.6. Government Receivables. Notify Lender immediately if any of its Receivables arise out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

     9.7. Annual Financial Statements. Furnish Lender (a) within ninety (90) days after the end of each fiscal year of Borrower, unaudited financial statements of Borrower, including but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the prior fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and (b) within one hundred eighty (180) days end of each fiscal year of Borrower but in no event later than the filing by the Borrower of Form 10-K with the Securities and Exchange Commission, audited financial statements of Borrower, including but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Lender. In addition, the reports shall be accompanied by a certificate of Borrower’s Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrower’ compliance with the requirements or restrictions imposed by Sections 7.6 and 7.11 hereof.

     9.8. Quarterly Financial Statements. Furnish Lender within forty-five (45) days after the end of each fiscal quarter, but in no event later than the filing by the Borrower of Form 10-Q with the Securities and Exchange Commission, an unaudited balance sheet of Borrower and unaudited statements of income and stockholders’ equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Borrower. The reports shall be accompanied by a certificate signed by the Chief Financial Officer of each Borrower, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 7.6 and 7.11 hereof.

     9.9. Monthly Financial Statements. Furnish Lender within thirty (30) days after the end of each month, an unaudited balance sheet of Borrower and unaudited statements of income and stockholders’ equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Borrower. The reports shall be accompanied by a certificate of Borrower’s Chief Financial Officer, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event and, such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 7.6 and 7.11 hereof.

     9.10. Other Reports. (i) Promptly after the sending or filing thereof, furnish Lender with copies of all proxy statements, financial statements and reports that Borrower sends to its stockholders, and copies of all registration statements declared effective, that Borrower files with the Securities and Exchange Commission or with any national securities exchange in the United States, and (ii) furnish Lender as soon as available, but in any event within ten (10) days after the issuance thereof, copies of all notices, reports, financial statements and other materials sent pursuant to the Platinum Funding Documentation, simultaneously with the sending of such.

     9.11. Additional Information. Furnish Lender with such additional information as Lender shall reasonably request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Borrower including, without limitation and without the necessity of any request by Lender, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto (and subject to Section 4.5), notice of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

     9.12. Notice of Suits, Adverse Events. Furnish Lender with prompt written notice of (i) any lapse or other termination of any Permit or Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Permit or Consent; and (iii) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

     9.13. ERISA Notices and Requests. Furnish Lender with immediate written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

     9.14. Additional Documents. Execute and deliver to Lender, upon request, such documents and agreements as Lender may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement, including, without limitation, such as may be necessary or desirable to confirm or perfect the Lender’s interest in and Liens on the Collateral.

X. EVENTS OF DEFAULT.

     The occurrence of any one or more of the following events shall constitute an “Event of Default”:

     10.1. failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document which is unremedied for a period of two (2) Business Days;

     10.2. any representation or warranty made by Borrower in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

     10.3. failure by Borrower to (i) furnish financial information when due or when required pursuant to the terms of this Agreement which is unremedied for a period of three (3) Business Days or (ii) permit the inspection of its books or records;

     10.4. issuance of a notice of Lien, levy, assessment, injunction against Borrower's inventory or against a material portion of Borrower’s other property;

     10.5. except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of Borrower to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between Borrower, on the one hand, and Lender, on the other hand, except for a failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 4.11, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is cured within fifteen (15) days from the occurrence of such failure or neglect;

     10.6. any judgment, judgments or attachments are rendered or judgment liens filed against Borrower which within five (5) Business Days of such rendering or filing is not either fully satisfied, stayed or discharged of record;

     10.7. Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

     10.8. any change in Borrower’s results of operations or condition (financial or otherwise) or affairs which has a Material Adverse Effect on Borrower except for continuing losses from operations incurred in the ordinary course of business consistent with past practice;

     10.9. any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest except Permitted Encumbrances;

     10.10. an event of default has occurred and been declared under any document evidencing any Indebtedness of Borrower in excess of $10,000 or under any of the Platinum Funding Documentation, in any case, which default shall not have been cured or waived within any applicable grace period;

     10.11. a default of the obligations of Borrower under any other agreement to which it is a party shall occur which has a Material Adverse Effect on Borrower and which default is not cured within any applicable grace period;

     10.12. any Change of Control shall occur;

     10.13. any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Lender;

     10.14. (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, patent trademark or tradename of Borrower, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, trademark, tradename or patent necessary for the continuation of Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such Permit or any other license, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Lender within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect on Borrower;

     10.15. any portion of the Collateral shall be seized or taken by a Governmental Body, or Borrower or the title and rights of Borrower which is the owner of any material portion of the Collateral shall have become the subject matter of litigation which might, in the opinion of Lender, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

     10.16. an event or condition specified in Sections 7.16 or 9.13 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Lender be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Lender, would have a Material Adverse Effect on Borrower.

XI. LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT.

     11.1. Rights and Remedies. (a) Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 or 10.8 all Obligations shall be immediately due and payable and, (ii) any of the other Events of Default and at any time thereafter (if the Event of Default has not been cured), at the option of Lender all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement and (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lender to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower.

          (b) Upon the occurrence of any Event of Default, Lender shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Lender may enter any of Borrower’s premises or other premises without legal process and without incurring liability to Borrower therefor, and Lender may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Lender may deem advisable and Lender may require Borrower to make the Collateral available to Lender at a convenient place. With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least five (5) days prior to such sale or sales is reasonable notification. At any public sale Lender may bid for and become the purchaser, and Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Borrower.

          (c) In connection with the exercise of the foregoing remedies, including without limitation, the sale of inventory, Lender is granted a perpetual nonrevocable, royalty free, nonexclusive license and permission to use all of Borrower’s trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with (i) inventory solely for the purpose of selling or otherwise disposing of such inventory and (ii) Equipment solely for the purpose of completing the manufacture of unfinished goods.

          (d) The proceeds realized from the sale or other disposition of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral, second, to interest due upon any of the obligations and any fees payable under this Agreement; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

     11.2. Lender’s Discretion. Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Lender’s rights hereunder.

     11.3. Setoff. In addition to any other rights which Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, Lender shall have a right, immediately and without notice of any kind, to apply Borrower’s property held by Lender to reduce the Obligations.

     11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

     11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Lender on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Lender’s discretion, be paid over or delivered as follows:

     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of Lender in connection with enforcing the rights of the Lender under this Agreement and the Other Documents and any protective advances made by Lender with respect to the Collateral under or pursuant to the terms of this Document;

     SECOND, to payment of any fees owed to Lender;

     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of Lender in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender;

     FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

     FIFTH, to the payment of the outstanding principal amount of the Obligations;

     SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above;

     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

     12.1. Waiver of Notice. Borrower hereby waives demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

     12.2. Delay. No delay or omission on Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

     12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

     13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower and Lender, shall become effective on the date hereof and shall continue in full force and effect until March 16, 2005 (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

     13.2. Termination. The termination of the Agreement shall not affect Borrower’s or Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Lender hereunder and under the Other Documents and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or Borrower has furnished Lender with an indemnification satisfactory to Lender with respect thereto. Accordingly, Borrower waives any rights which it may have under Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid or performed in full.

XIV. MISCELLANEOUS.

     14.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (except as described in Section 1.3 hereof) applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement or any related agreement shall be brought only in any Federal or state court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 14.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Lender’s option, by service upon Borrower. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a Federal or state court located in the State of New York.

     14.2. Entire Understanding. This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower and Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s and Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

     14.3. Successors and Assigns; Participations; New Lender.

          (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

          (b) Borrower acknowledges that in the regular course of commercial lending business Lender may at any time and from time to time sell participating interests in the Term Loan to institutions who are Affiliates of Lender, including Mist, an affiliate of the Lender (each such transferee or purchaser of a participating interest, a “Transferee”). Each Transferee may exercise all rights of payment (including, without limitation, rights of set-off) with respect to the portion of Term Loan held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrower shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender or other Obligations payable hereunder to such Transferee had Lender retained such interest in the Term Loan hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances.

     14.4. Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

     14.5. Indemnity. Borrower shall indemnify Lender and each of its officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any claim, litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Lender is a party thereto, any Environmental Complaint except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified.

     14.6. Notice. Any notice or request hereunder may be given to Borrower or Borrower or to Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 14.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 14.6) in accordance with this Section 14.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 14.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 14.6. Any Notice shall be effective:

          (a) In the case of hand-delivery, when delivered;

          (b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

          (c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

          (d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

          (e) In the case of electronic transmission, when actually received;

          (f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 14.6; and

          (g) If given by any other means (including by overnight courier), when actually received.

(A)	If to Lender at:	Brascan Financial Corporation BCE Place, 181 Bay Street, Suite 300 P.O. Box 771 Toronto, Ontario M5J 2T3 Attention: Mr. Benjamin M. Vaughan Telephone: (416) 365-9642 Telecopier: (416) 363-0061

and a copy to:	Torys LLP 237 Park Avenue New York, New York 10017 Attention: V. Carl Walker, Esq. Telephone: (212) 880-6106 Telecopier: (212) 682-0200

(B)	If to Borrower, at:	U.S. Wireless Data, Inc. 750 Lexington Avenue 20th Floor New York, New York 10022 Attention: Mr. Dean Leavitt Telephone: (212) 750-7766 Telecopier: (212) 905-0205

with a copy to:	Mintz Levin Cohn Ferris Glovsky & Popeo, P.C. 666 Third Avenue New York, New York 10017 Attention: Kenneth Koch, Esq. Telephone: (212) 692-6768 Telecopier: (212) 983-3115

     14.7. Judgment Currency. If for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Agreement or the Other Document, it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due under this Agreement or the Other Document in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day preceding the date of actual payment of the amount due, in the case of proceedings in the courts of any jurisdiction that will give effect to such conversion being made on such day. Any additional amount due under this Section 14.7 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the this Agreement or the Other Document.

     14.8. Reliance on Oral Instructions. Lender shall be entitled to act upon the oral instructions of any Person who the Lender believes is a Person Borrower has identified in writing from time to time to Lender as being a Person authorized by Borrower to give instructions regarding the Term Loan. Any such oral instructions so given shall be immediately confirmed in writing by Borrower to Lender. Borrower may revoke the authority of such Persons so authorized by notifying Lender, in writing, which notice shall be effective on the Business Day immediately following the date of its actual receipt by Lender. Any instructions given to Lender before the date such notice becomes effective shall remain effective for the purpose of this Agreement.

     14.9. Good Faith and Fair Consideration. Borrower acknowledges and declares that it has entered into this Agreement freely and of its own will. In particular, Borrower acknowledges that this Agreement was negotiated by it and Lender in good faith, and that there was no exploitation of Borrower by Lender, nor is there any serious disproportion between the consideration provided by Lender and that provided by Borrower.

     14.10. Survival. The obligations of Borrower under Sections 4.19(h) and 14.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

     14.11. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

     14.12. Expenses. All costs and expenses including, without limitation, reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Lender (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement, or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, including, the transactions contemplated by Section 4.1 hereof, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Lender’s security interest in or Lien on any of the Collateral or maintaining, preserving or enforcing any of Lender’s rights hereunder, under the Subordination Agreement and under all related agreements, in any case, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Lender’s transactions with Borrower or any Existing Lender, or (e) in connection with any advice given to Lender with respect to its rights and obligations under this Agreement and all related agreements, shall be part of the Obligations and shall be paid by Borrower immediately upon demand therefor.

     14.13. Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

     14.14. Consequential Damages. Neither Lender, nor any agent or attorney for any of them, shall be liable to Borrower (or any Affiliate of any such Person) for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

     14.15. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

     14.16. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     14.17. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

     14.18. Confidentiality; Sharing Information. (a) Lender and each Transferee shall hold all Confidential Information obtained by Lender or such Transferee pursuant to the requirements of this Agreement in strict confidence; provided, however, Lender and each Transferee may disclose such Confidential Information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors who need to know such information for the specific purposes for which it was requested and who are obligated to maintain the confidential nature of such Confidential Information, (b) to Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, Lender, and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such Confidential Information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Lender or any Transferee, be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. For purposes of this paragraph (a), “Confidential Information” shall mean any non-public technical or business information furnished by Borrower to Lender that is specifically designated as confidential.

          (b) Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrower hereby authorizes Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of Lender receiving such information shall be bound by the provision of Section 14.18 as if it were Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Loan Agreement.

     14.19. Publicity. Borrower authorizes Lender to make appropriate announcements of the financial arrangement entered into between Borrower and Lender, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its sole and absolute discretion deem appropriate; provided that prior to any such announcement Lender shall first consult with Borrower.

     Each of the parties has signed this Agreement as of the day and year first above written.

U.S. WIRELESS DATA, INC.

By: Name: Title:

Address 750 Lexington Avenue 20th Floor New York, New York 10022

BRASCAN FINANCIAL CORPORATION

By: Name: Title:

Address BCE Place, 181 Bay Street, Suite 300 P.O. Box 771 Toronto, Ontario M5J 2T3

List of Exhibits and Schedules

Exhibits

Exhibit 2.1	Term Note

Schedules

Schedule 1.2	Material Contracts
Schedule 4.5	Equipment Locations
Schedule 4.15(c)	Location of Executive Offices
Schedule 4.19	Real Property
Schedule 4.20	Financing Statements
Schedule 5.1	Consents
Schedule 5.2(a)	States of Formation and Qualification
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation; Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.11	Default of Indebtedness
Schedule 5.13	Burdensome Restrictions
Schedule 5.14	Labor Disputes
Schedule 7.12(b)	Partnerships, Joint Ventures, etc